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                              AMENDED AND RESTATED

                          DEFERRED-COMPENSATION PLAN OF

                          FOUNDATION HEALTH CORPORATION


SECTION 1.  ESTABLISHMENT AND PURPOSE.

     The Plan was adopted by the Board on June 6, 1991 and was most recently amended and restated effective April 25, 1995. The Plan is intended to provide Eligible Participants with an opportunity to defer payment of a portion of their salaries, directors' fees and consulting fees and of any bonus awards they receive under the Company's bonus program. Deferred amounts will be credited with interest. In addition, the Plan provides for matching contributions by the Company for Designated Eligible Employees.

SECTION 2.  DEFINITIONS.

     (a) "ACCOUNT" means a bookkeeping account established pursuant to Section 6(a) for Compensation that is subject to an Eligible Participant's deferral election and for any matching contributions by the Company for Designated Eligible Employees.

     (b) "BASE SALARY" means the annual compensation, excluding bonuses, commissions, overtime, relocation expenses, automobile allowances, incentive payments, non-monetary awards, directors fees and other fees, paid to an Eligible Employee for employment services rendered to the Company or a subsidiary of the Company, before reduction for compensation deferred pursuant to all qualified, non-qualified and Code Section 125 plans of the Company.

     (c) "BENEFICIARY" means the person or persons designated by the Eligible Participant or by the Plan under Section 9(b) to receive payment of the Eligible Participant's Account in the event of his or her death.

     (d) "BOARD" means the Board of Directors of the Company, as constituted from time to time.

     (e) "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

     (f) "COMMITTEE" means the Compensation and Organizational Committee of the Board, as constituted from time to time.

     (g)  "COMPANY" means Foundation Health Corporation, a Delaware corporation.

     (h) "COMPENSATION" means the sum of (i) the amount paid by the Company or a subsidiary of the Company to an Eligible Employee as a bonus award under the Company's bonus program, (ii) the amount of the Eligible Employee's Base Salary and (iii) in the case of an Eligible Board Member, the amount of his or her director's fees and consulting fees from the Company (including, without limitation, annual retainers and meeting fees, but not including expense reimbursements).

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     (i)  "DESIGNATED ELIGIBLE EMPLOYEE" means an Eligible Employee who is entitled to a matching contribution from the Company.

     (j) "DEDUCTION LIMITATION" means the following described limitation on the annual benefit that may be distributed pursuant to the provisions of this Plan. Except as otherwise provided, this limitation shall be applied to all distributions under this Plan. If the Company determines in good faith prior to a Change of Control that there is a reasonable likelihood that any compensation paid to an Eligible Participant for a taxable year of the Company would not be deductible by the Company solely by reason of the limitation under Code Section 162(m), then to the extent deemed necessary by the Company to ensure that the entire amount of any distribution to the Eligible Participant pursuant to this Plan prior to the Change of Control is deductible, the Company may defer all or any portion of a distribution under this Plan. The amounts so deferred shall be distributed to the Eligible Participant or his or her Beneficiary (in the event of the Eligible Participant's death) at the earliest possible date, as determined by the company in good faith, on which the deductibility of compensation paid or payable to the Eligible Participant for the taxable year of the Company during which the distribution is made will not be limited by Section 162(m), or if earlier, the effective date of a Change of Control.

     (k)  "ELECTION PERIOD" means (i) the month of December of each Year and
(ii) in the case of a new or rehired Eligible Employee or a newly elected Eligible Board Member, the 30-day period commencing on the date when he or she becomes an Eligible Participant.

     (l)  "ELIGIBLE BOARD MEMBER" means a member of the Board.

     (m) "ELIGIBLE EMPLOYEE" means an employee of the Company or a subsidiary of the Company who is eligible to participate in the Plan under Section 3.

     (n) "ELIGIBLE PARTICIPANT" means an Eligible Board Member or an Eligible Employee.

     (o) "401(K) PLAN" means the Foundation Health Corporation Profit Sharing and 401(k) Plan, as amended from time to time.

     (p) "PLAN" means this Amended and Restated Deferred-Compensation Plan of Foundation Health Corporation, as amended from time to time.

     (q) "TOTAL DISABILITY" means that the Eligible Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than six months.

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     (r)  "TRUST" means the trust established pursuant to that certain Trust
Agreement, dated as of July 1, 1994, between the Company and the trustee named therein, as amended from time to time.

     (s) "UNFORESEEABLE FINANCIAL EMERGENCY" means an unanticipated emergency that is caused by an event beyond the control of an Eligible Participant that would result in severe financial hardship to the Eligible Participant resulting from (i) a sudden and unexpected illness or accident of the Eligible Participant or a dependent of the Eligible Participant, (ii) loss of the Eligible Participant's property due to casualty or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Eligible Participant, all as determined in the sole discretion of the Committee.

     (t)  "YEAR" means a calendar year.

SECTION 3.  ELIGIBILITY.

     Any member of the Board shall be eligible to participate in the Plan and shall be deemed to be an Eligible Board Member. A common-law employee of the Company, or of any of its direct or indirect subsidiaries, shall be eligible to participate in the Plan as an Eligible Employee if:

          (a) His or her total annualized Base Salary from the Company or a subsidiary for the calendar year in which the deferral election is made will not be less than $75,000 and, commencing with the 1996 calendar year, shall not be less than $120,000; or

          (b) He or she has expressly been designated as an Eligible Employee by the Committee.

     Furthermore, no individual shall participate if his or her participation would cause the Plan to fail to be a plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of sections 201(2), 301(a)(3) and 401(1) of ERISA.

SECTION 4.  ELECTION TO PARTICIPATE IN PLAN.

     (a) An Eligible Participant may elect to participate in the Plan by filing a written election of deferral of Compensation with the Company during any Election Period. Such election shall apply to all Compensation to be paid in payroll periods commencing after the close of such Election Period. The election shall specify the percentage of the Eligible Participant's Compensation to which it applies, separately as respect to Base Salary and bonus, which may be any whole percentage between 1% and 90% of such Base Salary and bonus (so long as the amount of Base Salary and bonus not deferred is sufficient to fund the Eligible Participant's tax and employee benefit obligations). An Eligible Participant may change his or her deferral percentage (or reduce it to zero) by filing a new deferral election with the Company during any Election Period. The change shall be effective with respect to all Compensation to be paid in payroll periods commencing after the close of such Election Period.

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     (b)  All deferral elections under this Section 4 shall be made on the form(s) prescribed for this purpose by the Company.

SECTION 5.  MATCHING CONTRIBUTIONS.

     (a) The Company shall credit the Account of each participating Designated Eligible Employee with a matching contribution, as of the end of each calendar month to which an election to participate under Section 4(a) applies. A Designated Eligible Employee shall be an Eligible Employee whose Base Salary for the calendar year in which the deferral election is made will not be less than $100,000 and, commencing with the 1996 calendar year, shall not be less than $120,000. The amount of the matching contribution under this Plan shall be equal to the amount of Compensation deferred by the Designated Eligible Employee under Section 4 of this Plan for the calendar month, but only to the extent that such amount does not exceed 10% of the Designated Eligible Employee's Compensation for such month. Notwithstanding the preceding sentence, in no event will the aggregate matching contributions for the Year exceed 10% of the Designated Eligible Employee's Compensation for the Year.

     (b) Subsection (a) above notwithstanding, matching contributions credited under this Plan (and the interest credited thereon under Section 7(a)) shall be distributed to the Designated Eligible Employee under Section 8 only to the extent that such matching contributions (and interest) would be vested under the 401(k) Plan's vesting schedule. The balance, if any, of such matching contributions (and interest) shall be forfeited upon the termination of the Eligible Employee's employment. In the event that the Designated Eligible Employee is reemployed by the Company or one of its subsidiaries, the amount so forfeited shall be restored to his or her Account to the extent that such amount would be restored under the 401(k) Plan.

SECTION 6.  ESTABLISHMENT OF ACCOUNTS.

     (a) The Company shall establish an Account for each Eligible Participant who has duly filed a deferral election with respect to his or her Compensation. An Eligible Participant shall have only one Account.

     (b) An Eligible Participant's Account shall be credited with an amount equal to that percentage of each Compensation payment which would have been payable currently to the Eligible Participant but for the terms of the deferral election. Deferred Compensation shall be credited to the Eligible Participant's Account as soon as reasonably practicable after the applicable payment date.
The Company's matching contributions under Section 5 to Designated Eligible Participants shall also be credited to the Accounts of the appropriate Designated Eligible Participants.

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SECTION 7.  TREATMENT OF ACCOUNTS DURING DEFERRAL PERIOD.

     (a) Interest shall be credited on the ending balance in each Account as of the close of each calendar month. The interest shall become a part of the Account and shall be paid at the same time or times as the balance of the Account. The interest for each month during the deferral period shall be at a rate equal to (i) for the period prior to May 1, 1994, the weighted average of the reference rates announced from time to time during such month by Citibank N.A. plus 1/4 of 1% and (ii) for the period beginning July 1, 1994, 140% of Moody's Seasoned Corporate Bond Rate as of the last day of the month. The interest shall be compounded monthly.

     (b) As soon as reasonably practicable after the close of each calendar quarter (and after such other dates as the Committee may determine), the Company shall prepare and deliver to each Eligible Participant who has an Account a written statement showing the amount credited to such Account as of the applicable date.

SECTION 8.  FORM AND TIME OF PAYMENT OF ACCOUNTS.

     (a) Payment of an Account shall be made in such increments and commencing at such time as the Eligible Participant shall specify in writing on his or her deferral election form. The amount of any installment to be paid from an Account, unless otherwise permitted, shall be determined by dividing the balance remaining in such Account by the number of installments then remaining to be distributed from such Account.

     (b) Participants designated by the Chief Financial Officer of the Company from time to time shall have the ability to elect payment of an Account other than the standard payments (described in subsection (a) above), which permissible Account payments shall include payment in a lump sum or in monthly, quarterly or annual installments over such period of years (not exceeding 20 years) as specified in the election form.

     (c) Prior to the time of payment specified by the Eligible Participant on his or her deferral election form, the Eligible Participant may elect to change the terms of payment of his or her Account, provided that such change does not accelerate payments from such Account under any circumstances. Any such change shall be in writing and shall be effective upon receipt by the Company.

     (d) In the event of the Eligible Participant's Total Disability, the Committee may determine in its sole discretion that payment of the Eligible Participant's Account shall be made in a different form or at an earlier date than the time or times specified on his or her deferral election form.

     (e) In the event of an Eligible Participant's Unforeseeable Emergency, subject to the prior approval of the Committee, the Eligible Participant may elect to receive a distribution of the portion of his or her Account (up to 100%) that is necessary to meet the Eligible Participant's emergency need.

     (f) Subject to the prior approval of the Committee, an Eligible Participant may elect to receive a lump sum distribution from the Plan of 90% of his or her Account, at any time and for any reason; provided, however, that the remaining 10% of the Eligible Participant's Account shall be irrevocably forfeited. After making a withdrawal under this Section 8(f), the Eligible Participant shall cease participating, shall never be eligible to resume participation in the Plan and shall not be entitled to any further benefits under the Plan.

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SECTION 9.  EFFECT OF DEATH OF PARTICIPANT.

     (a) Upon the death of an Eligible Participant, the amount (if any) remaining in his or her Account shall be distributed to his or her Beneficiary. The distribution(s) shall be made at the time when the distribution(s) to the Eligible Participant would have been made, unless the Committee determines in its sole discretion that payment(s) shall be made at an earlier date.

     (b) Upon commencement of participation, each Eligible Participant shall, by filing the prescribed form with the Company, name a person or persons as the Beneficiary who will receive any distribution payable under the Plan in the event of the Eligible Participant's death. If the Eligible Participant has not named a Beneficiary or if none of the named Beneficiaries is living when any payment is to be made, then (i) the spouse of the deceased Eligible Participant shall be the Beneficiary or (ii) if the Eligible Participant has no spouse living at the time of such payment, the then living children of the deceased Eligible Participant shall be the Beneficiaries in equal shares or (iii) if the Eligible Participant has neither spouse nor children living at the time of such payment, the estate of the Eligible Participant shall be the Beneficiary. The Eligible Participant may change the designation of a Beneficiary from time to time in accordance with procedures established by the Company. Any designation of a Beneficiary (or an amendment or revocation thereof) shall be effective only if it is made in writing on the prescribed form and is received by the Company prior to the Eligible Participant's death.

SECTION 10.  WITHHOLDING TAXES.

     All distributions under the Plan shall be subject to reduction to reflect any withholding tax obligations imposed by law. The Company shall withhold from the Eligible Participants Base Salary or bonus, as applicable, any FICA or other employment tax obligations as they become due.

SECTION 11.  PARTICIPANT'S RIGHTS UNSECURED.

     The interest under the Plan of any participating Eligible Participant, and such Eligible Participant's right to receive a distribution from his or her Account, shall be an unsecured claim against the general assets of the Company. The Accounts shall be unfunded bookkeeping entries only. No Eligible Participant shall have an interest in or claim against any specific asset of the Company pursuant to the Plan.

SECTION 12.  NONASSIGNABILITY OF INTERESTS.

     The interest and property rights of an Eligible Participant under the Plan shall not be subject to option nor be assignable either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any act in violation of this Section 12 shall be void.

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SECTION 13.  LIMITATION OF RIGHTS.

     (a) Nothing in the Plan shall be construed to give any Eligible Employee any right to be granted a bonus award.

     (b) Neither the Plan nor the deferral of any Compensation, nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company or any subsidiary of the Company will employ an Eligible Employee for any period of time, in any position or at any particular rate of compensation. The Company and its subsidiaries reserve the right to terminate an Eligible Employee's employment at any time and for any reason, with or without cause, except as otherwise expressly provided in a written employment agreement.

SECTION 14.  ADMINISTRATION OF THE PLAN.

     The Plan shall be administered by the Committee. The Committee shall have full power, authority and discretion to administer and interpret the Plan, to establish procedures for administering the Plan, to prescribe forms and to take any and all necessary actions in connection with the Plan. The Committee's interpretation and construction of the Plan shall be conclusive and binding on all persons. For purposes of the Plan, "Change of Control" shall have the meaning set forth in the agreement governing the Trust.

SECTION 15.  AMENDMENT OR TERMINATION OF THE PLAN.

     The Committee may amend, suspend or terminate the Plan at any time, with the vote of 80% of the participants entitled to benefits hereunder, and expressly reserves the right to change the interest rate set forth in Section 7(a) on a prospective basis. In the event of a termination, the Accounts of Eligible Participants shall be paid at such time and in such form as shall be determined pursuant to Section 8, unless the Committee prescribes an earlier time or different form for the payment of such Accounts.

SECTION 16.  TRUST

     (a) The Company shall establish the Trust, and the Company shall transfer over to the Trust each year such assets as are necessary to provide for the Company's future liabilities created with respect to the Plan for such year, in accordance with the provisions of the Trust.

     (b) The provisions of the Plan shall govern the rights of a Eligible Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Company, Eligible Participants and the creditors of the Company to the assets transferred to the Trust. The Company shall at all times remain liable to carry out its obligations under the Plan. The Company's obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Company's obligations under this Plan.

SECTION 17.  LIMITATION ON PAYMENTS.

     (a) Any other provision of the Plan notwithstanding, the Company shall not be required to make any payment or transfer any property to, or for the benefit of, the Eligible Participants (under this Plan or otherwise) that would be nondeductible by the Company by reason of section 280G of the Code or that would subject the Eligible Participants to the excise tax described in section 4999 of the Code. All calculations required by this section shall be performed by the Company's independent auditors selected by the Board of Directors prior to a Change of Control ("Auditors"), based on information supplied by the Company and the Eligible Participants and shall be binding on the Company and the Eligible Participants. All fees and expenses of the Auditors to determine such amounts shall be paid by the Company.

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     (b)   If the amount of the aggregate payments or property transfers to an
Eligible Participant must be reduced under this section, then such Eligible Participant shall direct in which order the payments or transfers are to be reduced, but no change in the timing of any payment or transfer shall be made without the Company's consent. As a result of uncertainty in the application of sections 280G and 4999 of the Code at the time of an initial determination by the Auditors hereunder, it is possible that a payment will have been made by the Company that should not have been made (an "Overpayment") or that an additional payment will not have been made by the Company that could have been made (an "Underpayment"). In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Eligible Participants that the Auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Eligible Participant that he shall repay to the Company, together with interest at the applicable federal rate specified in section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Eligible Participant to the Company if and to the extent that such payment would not reduce the amount that is nondeductible under section 280G of the Code or is subject to an excise tax under section 4999 of the Code.

      In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to, or for the benefit of, the Eligible Participant, together with interest at the applicable federal rate specified in section 7872(f)(2) of the Code.

SECTION 18.  CHOICE OF LAW AND CLAIMS PROCEDURE.

     (a) The validity, interpretation, construction and performance of the Plan shall be governed by the Employee Retirement Income Security Act of 1974 and, to the extent they are not preempted, by the laws of the State of California.

     (b) In accordance with the regulations of the U.S. Secretary of Labor, the Committee shall (i) provide adequate notice in writing to any Eligible Participant or Beneficiary whose claim for benefits under the Plan has been denied, setting forth the specific reasons for such denial and written in a manner calculated to be understood by such Eligible Participant or Beneficiary, and (ii) afford a reasonable opportunity to any Eligible Participant or Beneficiary whose claim for benefits has been denied for a full and fair review by the Board of the decision denying the claim.

SECTION 19.  MISCELLANEOUS

     (a) The interest in the benefits hereunder of a spouse of a Eligible Participant who has predeceased the Eligible Participant shall automatically pass to the Eligible Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse's will, nor shall such interest pass under the laws of intestate succession.

     (b) The Committee is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as party.

     (c) The Company is aware that upon the occurrence of a Change of Control, the Board (which might then be composed of new members) or a stockholder of the Company, or of any successor corporation might then cause or attempt to cause the Company or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change of Control, it should appear to any Eligible Participant that the Company has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Eligible Participant the benefits intended to be provided hereunder, then the Company irrevocably authorizes such Eligible Participant to retain counsel of his or her choice at the expense of the Company to represent such Eligible Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company or any successor thereto in any jurisdiction.

SECTION 20.  EXECUTION.

     To record the adoption of the amended and restated Plan by the Committee, effective April 25, 1995, the Company has caused its duly authorized officer to affix the corporate name hereto.

FOUNDATION HEALTH CORPORATION



By
   ---------------------------------
      Daniel D. Crowley, Chairman, President
      and Chief Executive Officer